EXHIBIT 2.1

                        RESCISSION AND TRANSFER AGREEMENT


         THIS Rescission AND TRANSFER AGREEMENT (this "Agreement") is made and entered into as of June 30, 1998, by and between those persons designated on the signature page hereof as "AI Shareholders" and hereinafter collectively referred to as "the AI Shareholders"; those persons designed on the signature page hereof as the "C Group" and hereinafter collectively referred to as "the C Group"; and AccuImage Diagnostics Corp., a Nevada corporation ("ADC"). As used in this agreement, the terms "party" or "parties" shall refer to a person executing this Agreement and shall include such persons or persons to whom such person is a successor in interest as a shareholder of AI or of ADC and of the agreements referred to herein.

                                    RECITALS:

     WHEREAS, the AI Shareholder parties owned all of the issued and outstanding shares of AccuImage, Inc., a Nevada corporation ("AI"); and

     WHEREAS, AI owned certain three dimensional medical imaging technology (the "AI Technology"; and

     WHEREAS, in 1996, the C Group agreed to acquire Black Pointe Holdings, Inc., a Nevada corporation and rename it "AccuImage Diagnostics Corp.", and the parties agreed through a series of transactions (the "Acquisition and Financing Transactions") for the AI Shareholders to contribute to ADC the AI Technology and for the Black Pointe Group to provide certain financing relating to ADC; and

     WHEREAS, in consideration of the contributions to be made by the respective parties, the parties agreed upon an allocation of the shares of ADC common stock (the "Shares") in anticipation of the Acquisition and Financing Transactions being consummated as agreed and as described above, and as part of that allocation the AI Shareholders received 1,523,850 shares of ADC common stock; and

     WHEREAS, the Acquisition and Financing Transaction was never completed as originally contemplated, and certain of the expected consideration was never received by the parties; and

     WHEREAS, AI Technology has been acquired by ADC through an exchange of ADC common stock with the shareholders of AI pursuant to an Stock Option Agreement dated November 1, 1996, pursuant to which ADC was granted an option to acquire all of the issued and outstanding shares of AI which option was exercised effective July 31, 1997; and

     WHEREAS, the beneficial ownership of the AI shares has been acquired by ADC and AI has become a wholly-owned subsidiary of ADC; and

     WHEREAS, the AI Shareholders recognize that they are not entitled to own the Shares they originally received, and the parties desire to rescind the issuance of ADC shares to the AI Shareholders, and to agree as to the allocation among the C Group of such shares and certain of the ADC shares of common stock received by the AI Shareholders pursuant to the exercise of the Exchange Agreement; and

     WHEREAS, the AI Shareholders and the C Group subsequent to the agreements provided for in connection with the Acquisition and Financing Transactions have made certain transfers of the rights provided for herein which are intended to be reflected by the allocations of shares of ADC common stock as hereinafter provided.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which the parties hereto acknowledge, the parties agree as follows:

     1. Mutual Rescission. The issuance of 1,523,850 shares of ADC common stock to the AI Shareholders and the agreement of the AI Shareholders to transfer the AI Technology to ADC pursuant to the Acquisition and Financing Transaction are hereby rescinded and are declared to be of no further force or effect.

     2. Disposition of Consideration Received. AI Shareholders shall surrender, without consideration, an aggregate of 2,000,000 shares of ADC common stock (the "Shares"), which includes the 1,523,850 shares described above, in the respective amounts set forth in Schedule A. The shares so surrendered shall then be allocated to the C Group in accordance with Schedule B which each member of the C Group agrees is the accurate, proper and agreed upon allocation of such shares among the C Group shareholders. The parties agree that the C Group is entitled to ownership of all of the shares of ADC shares of common stock surrendered by the AI Shareholders. The parties agree this Agreement accurately describes the allocation of the Shares among the parties and hereby release ADC, AI and each other from any claims relating thereto other than the agreements provided for herein.

     3.  Investment  Representations;   Restrictions  on  Transfer.  Each  party
represents and warrants to each other, to AI and to ADC that:

          A. Each is aware that the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) and Regulation D thereof, and that they must be held by each C Group shareholder for an indeterminate period and each C Group shareholder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

          B. Each instrument representing the Shares may be endorsed with the following legend:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT
         BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

          C. ADC need not register a transfer of legended Shares and may instruct its transfer agent not to register the transfer of the Shares, unless the foregoing legend is satisfied.

          D. In no event shall any party sell any shares of ADC common stock owned by such party in an open market transaction prior to October 1, 1998. Each party agrees to surrender his shares to ADC for imposition of a legends reflecting the foregoing.

          E. Each party has the knowledge and experience in financial and business matters to evaluate the merits and risks of the proposed investment.

          F. Each party is acquiring the Shares for his own account, for investment, and without any present intention to engage in a distribution thereof.

          G. Each party warrants that he is either and original ADC shareholder or the rightful successor to such original shareholder holder and that he is entitled to receive the transferred Shares pursuant to this Agreement.

    4. Miscellaneous.

          A. Counterpart. This Agreement may be executed in one or more counterparts, and it is not necessary that signature of all parties appear on the same counterpart, but such counterparts together shall constitute one and the same agreement.

          B. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors, and no other person shall have any right or obligation hereunder.

          C. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

          D. Arbitration. Any controversy or claim between or among the parties, their agents, employees and affiliates, including but not limited to those arising out of or relating to this Agreement, including without limitation any claim based on or arising from an alleged tort, shall, at the option of any party, be resolved through mandatory arbitration in accordance with the rules then in effect of the American Arbitration Association ("AAA") and Title 9 of the U. S. Code. The location of the arbitration shall be in San Francisco, California. The arbitrator or arbitrators shall be generally skilled in the legal and business aspects of the subject matter at issue. The arbitrators shall not be entitled to award punitive damages. Judgment upon the award rendered may be entered in any court having jurisdiction.

          E. Attorneys Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

          F. Entire Agreement. This Agreement (including all attachments hereto) comprises the entire agreement between the parties hereto as to the subject matter hereof and supersedes all prior agreements and understandings between them relating thereto. Each party may extend the time for, or waive the performance of, any of the obligations of the other, waive any inaccuracies in the representations or warranties of the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement, but only by an instrument in writing signed by the party granting such extension or waiver.

          G. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement, all as of the day and year first above written.

         AccuImage Diagnostics Corp.



         By______________________
                 President


     Signature Page to Rescission and Transfer Agreement dated as of June 30, 1998 Relating to AccuImage Diagnostics Corp. and AccuImage, Inc.

         [Excluded]

                                   SCHEDULE A

                ACCUIMAGE, INC. ALLOCATION OF SHARES SURRENDERED



                                        RESCINDED        TRANSFERRED
   SHAREHOLDER                          SHARES           SHARES
                                        ---------        -----------

   Geraldine and Carmelo Celestre,       685,732          179,501
   JTROS

   Douglas Boyd, Ph.D.                   681,832          200,362
   Inyoung Boyd

   Sam C.H. Wu                           156,286           47,615

   Tannya Boyd                                              6,953

   Susan Boyd                                               3,477

   Joconat & Company                                        3,477

   Guy Celestre                                             6,953

   Angela Celestre-Hoeber                                   6,953

   Bridget Consiglio                                        6,953

   Andrea Hatch                                             6,953

   Rosalind Cordini                                         6,953

      TOTAL                            1,523,850            476,150
                                       ---------            -------

                                   SCHEDULE B

                    C GROUP ALLOCATION OF SHARES TRANSFERRED



   SHAREHOLDER                                        NUMBER OF SHARES
   -----------                                        ----------------
   Black Pointe Venture Capital held by B.J.              12,000
   Iles In Trust

   Medmin Capital Ltd.                                   351,000

   Pantages  &  Associates  held by B.J.
   Iles In Trust                                         300,000

   Pantages & Associates                                  46,000

   Nicole Van Laare                                      223,500

   Marilyn Ford                                          243,500

   Chris R. Shepherd                                     190,000

   Maryanne R. Shepherd                                  141,000

   Tom A. Sheperd                                         20,000

   Uwe Mundry                                            100,000

   Chester Kurzawski                                      43,000

   Chung Lew                                             200,000

   Gerhard Sennewald                                      30,000

   Inyoung Boyd                                           25,000

   Paul E. Banko                                          15,000

   Paul A. Dumas                                          60,000
                                                         -------

  TOTAL                                                2,000,000
                                                       ---------